Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Company’s assumption of the Informatica Inc. 2021 Equity Incentive Plan (the “ Informatica Plan”) of our reports dated March 5, 2025, with respect to the consolidated financial statements of Salesforce, Inc. and the effectiveness of internal control over financial reporting of Salesforce, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
November 18, 2025